Interactive Intelligence Announces Preliminary Second Quarter 2008 Results
Final second quarter results to be reported July 28, 2008

INDIANAPOLIS, July 7, 2008 – Interactive Intelligence (Nasdaq: ININ), a global provider of unified IP business communications solutions, has announced preliminary results for its second quarter ended June 30, 2008.

The company expects to report:

•	Total revenues between $30.0 million and $31.0 million;
•	Product revenues between $15.0 million and $15.5 million;
•	Gross margins within the range of 66 percent and 68 percent;
•	Net income on a non-GAAP* basis between $2.2 million and $2.7 million, with diluted earnings per share (EPS) between $0.12 and $0.14;
•	Net income on a GAAP basis between $500,000 and $1.0 million, with EPS between $0.03 and $0.05; and
•	Cash and cash equivalents of approximately $49.7 million.

Non-GAAP net income and EPS differ from GAAP net income and EPS due to stock-based compensation expense of approximately $944,000, or EPS of $0.05, and non-cash income tax expense of approximately $700,000, or EPS of $0.04.

"Orders from new customers were strong, with a higher number signed compared to any quarter in the last two years, and we continued to see good growth in maintenance revenues,” said Interactive Intelligence founder and CEO, Dr. Donald E. Brown. “At the same time, orders from existing customers were lower than we had expected. While we have more to understand about purchasing decisions during the quarter, it’s clear that the current economic environment limited expansions of existing implementations.”

As Interactive Intelligence has not completed preparation of its financial statements for the quarter ended June 30, 2008, the preliminary results provided may be subject to adjustments and could change materially.

The company plans to release final second quarter financial results July 28, 2008 at 4 p.m. Eastern time (EDT), and will host a conference call at 4:30 p.m. EDT. To access the teleconference, please dial 1 877.681.3371 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: “Interactive Intelligence second quarter earnings call.”

The teleconference will also be broadcast live on the company's investor relations page at http://investors.inin.com. An archive of the teleconference will be posted following the call.

About Interactive Intelligence
Interactive Intelligence Inc. (Nasdaq: ININ) is a global provider of unified business communications solutions for contact center automation, enterprise IP telephony, and enterprise messaging. The company was founded in 1994 and has more than 3,000 customers worldwide. Interactive Intelligence is among Software Magazine’s top 500 global software and services suppliers, is ranked among NetworkWorld’s top 200 North American networking vendors, is a BusinessWeek “hot growth 50” company, and is among FORTUNE Small Business Magazine’s top 100 fastest growing companies. Interactive Intelligence employs approximately 600 people and is headquartered in Indianapolis, Indiana. It has six global corporate offices with additional sales offices throughout North America, Europe, Middle East, Africa and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Net: www.inin.com.

* Non-GAAP Measures
The non-GAAP measures shown in this release exclude non-cash stock-based compensation expense for stock options and non-cash income tax expense. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company’s results of operations. Further, management believes that these non-GAAP measures improve management’s and investors’ ability to compare the company’s financial performance with historical periods because certain historical periods excluded stock-based compensation expense for stock options (prior to 2007) and income tax expense and benefits have varied significantly and are primarily non-cash. Interactive Intelligence’s management uses these non-GAAP results to compare its performance to its peers in the software industry. Because stock-based compensation expense and non-cash income tax expense amounts can vary significantly between companies, it is useful to compare results excluding these amounts. Management also uses financial statements that exclude stock-based compensation expense related to stock options and non-cash income tax amounts for its internal budgets.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

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Contacts:
Stephen R. Head
Chief Financial Officer
Interactive Intelligence Inc.
+1 317.715.8412
steve.head@inin.com

Christine Holley
Director, Market Communications
Interactive Intelligence Inc.
+1 317.715.8220
christine.holley@inin.com